ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 10th day of November 2009, by and among ROCHDALE STRUCTURED CLAIMS INCOME FUND, LLC, a Delaware limited liability company (the “Fund”), ROCHDALE INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund is authorized to offer and sell units of membership interest (collectively, the “Units”);

WHEREAS, the Fund and the Manager have entered into an Investment Management Agreement under which the Manager, as manager to the Fund, has discretionary authority for the Fund with respect to investment management; and

WHEREAS, the Fund, the Manager and USBFS desire to enter into an agreement pursuant to which USBFS shall provide certain administration, fund accounting, investor services and recordkeeping services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Fund and the Manager hereby appoint USBFS as administrator of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration services to the Fund:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers.

(2)	Supply:
a.	Corporate secretarial services.
b.	Office facilities (which may be in USBFS’, or an affiliate’s, own offices).
c.	Non-investment-related statistical and research data as reasonable required by the Fund.

(3)	Coordinate the Fund’s Boards of Directors (the “Boards of Directors” or the “Directors”) reasonably required communications, including, but not limited to:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.	Prepare reports for the Boards of Directors based on financial and administrative data.
c.	Evaluate independent auditor.
d.	If requested, secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	If requested, prepare minutes of meetings of the Boards of Directors and the unitholders of the Fund (the “Unitholders”).
f.	Recommend dividend declarations to the Boards of Directors and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to Unitholders.
g.	Attend Boards of Directors meetings and present materials for Directors’ review at such meetings.

(4)	Audits:
a.	Prepare appropriate schedules and assist independent auditors.
b.	Provide information to the SEC and facilitate audit process.
c.	Provide office facilities.

(5)	Assist in overall operations of the Fund.
(6)	Pay Fund expenses upon written authorization from the Fund.
(7)
Keep the Fund’s governing documents, including its charter, Operating Agreement and minute books, but only to the extent such documents are provided to USBFS by the Fund or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Total return and SEC yield calculations.
(ii)	Maintenance of books and records under Rule 31a-3.

b.
Monitor the Fund’s compliance with the policies and investment limitations as set forth in its prospectus (“Prospectus”) and statement of additional information where relevant information is available (“SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder.

d.	Monitor applicable regulatory and operational service issues, and update Boards of Directors periodically.

(2)	Blue Sky Compliance:
a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make offerings of the Units in all states.

b.	Monitor status and maintain registrations in each state.

c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Prospectus and SAI and in preparation of proxy statements as needed.
b.	Prepare and file annual and semiannual Unitholder reports, Form N-SAR, Form N-CSR, and Form N-Q filings and Rule 24f-2 notices. As requested by the Fund, prepare and file Form N-PX filings.
c.	Coordinate the printing, filing and mailing of Prospectuses and Unitholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of Fund Units and ensure that such Units are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, Unitholders, tax authorities, performance reporting companies, the Boards of Directors, the SEC, and independent accountants.
(3)	Compute the yield, total return, expense ratio and portfolio turnover rate of each class of the Fund.
(4)	Monitor the expense accruals and notify the Fund’s management of any proposed adjustments.
(5)	Prepare semi-annual financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Cash Statement, if applicable.
f.	Schedule of Capital Gains and Losses.
(6)	Prepare quarterly broker security transaction summaries.

D.	Portfolio Accounting:

(1)	Maintain portfolio records on a trade date basis using security trade information communicated from the Manager.

(2)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(3)
Determine gain/loss on security sales in accordance with the Governing Documents and identify them as short-term or long-term; account for periodic distributions of gains or losses to Unitholders of the Fund and maintain undistributed gain or loss balances as of each valuation date.

(4)	Calculate the Management Fee (as that term is defined in the Governing Documents), and monitor for compliance with the expense limitation arrangement as set forth in the Governing Documents.

(5)	For each valuation date, calculate the expense accrual amounts in accordance with the Governing Documents or otherwise as directed by the Fund as to methodology, rate or dollar amount.

(6)	Process and record payments for expenses upon receipt of written authorization from the Fund.

(7)	For each valuation date, determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Governing Documents.

(8)	Reconcile cash and investment balances of the Fund’s custodian.

(9)	Prepare monthly reports which document the adequacy of the accounting detail to support month-end ledger balances.

(10)	Prepare and provide various statistical data relating to the Fund as requested on an ongoing basis, including security transactions listings and portfolio valuations.

E.           Partnership Accounting:

(1)	Account for capital contributions and withdrawals on a timely basis in accordance with the Governing Documents.

(2)
Calculate per Unit net asset value, per Unit net earnings, and other per Unit amounts reflective of the Fund’s operations at such time as required by the nature and characteristics of the Fund (or as specified in the Governing Documents).

(3)	Communicate, at an agreed upon time, the per Unit price for each valuation date.

(4)	Prepare allocations of profit, loss, special and other allocations among the Unitholders in accordance with the allocation methodology identified in the Prospectus.

(5)	Monitor and allocate “new issue” income among the Unitholders in accordance with applicable National Association of Securities Dealers, Inc., rules.

           F.            Tax Reporting:

(1)	Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Form 1065 with any necessary schedules including Schedule K-1.

(2)	Calculate the adjusted tax basis of securities held by the Fund in accordance with Section 754 of the Code.

(3)	Prepare state income breakdowns where relevant when due.

(4)	File Form 1099 Miscellaneous for payments to service providers when due.

(5)
Monitor tax items requiring special treatment, including wash sale losses in accordance with Section 1091 of the Code, straddles (Code Section 1092), 1256 contracts, constructive sales (Code Section 1259), short sales (Code Section 1233), foreign currency gain and loss (Code Section 988), foreign taxes paid, and passive foreign investment company interests.

(6)	Calculate eligible dividend income for corporate Unitholders and qualified dividend income on an annual basis for Unitholders who are individuals.

(7)	If relevant, monitor the amount of unrelated business taxable income earned by the Fund.

(8)	Perform tax withholding, deposits and reporting with respect to non-U.S. Unitholders, if any.

G.           Unitholder Reporting:

(1)	Receive orders for the purchase of units.

(2)
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Fund’s custodian, and issue the appropriate number of uncertificated Units with such uncertificated Units being held in the appropriate Unitholder account.

(3)	Arrange for issuance of Units obtained through transfers of funds from Unitholders’ accounts at financial institutions.

(4)	Process capital withdrawal requests received in good order and, where relevant, deliver appropriate documentation to the Manager.

(5)	Pay monies upon receipt from the Fund where relevant, in accordance with the instructions of redeeming Unitholders.

(6)	Process transfers of Units in accordance with the Unitholder’s instructions and as permitted by the Governing Documents.

(7)
Prepare and transmit payments for distributions declared by the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with Unitholder instructions.

(8)	Make changes to Unitholder records, including, but not limited to, address changes.

(9)
Provide Unitholder account information upon request and prepare and mail confirmations and statements of account to Unitholders for all purchases, redemptions, and other confirmable transactions as agreed upon with the Fund.

(10)	Mail account statements and performance reports in a form approved by the Manager to Unitholders on a quarterly basis.

(11)	Mail financial statements to Unitholders quarterly (unaudited) and annually (audited).

(12)
Mail those federal, state and local income tax returns and schedules as will enable the Unitholders to prepare their respective federal, state and local income tax returns required with respect to Unitholder activity.

3.	Pricing of Securities

For each valuation date, USBFS shall obtain prices from a pricing source approved by the Manager and apply those prices to the portfolio positions of the Fund, consistent with the provisions of the Governing Documents. For those securities where market quotations are not readily available, the Manager shall approve, in good faith, procedures for determining the fair value for such securities.

If the Manager desires to provide a price that varies from the price provided by the pricing source, the Manager shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

Notwithstanding anything to the contrary in Section 8 below, as more fully provided in this paragraph, USBFS shall reimburse the Fund and its Unitholders for losses due to NAV Differences (as defined below) arising out of, or relating to, USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. Specifically, USBFS shall reimburse for any net losses during each NAV Error Period (as defined below) resulting from an NAV Difference that is at least $0.01 per Unit and that, as a percentage of Recalculated NAV (as defined below) of the Fund, is at least ½ of 1%; provided, however, that USBFS shall not be responsible for reimbursing any Unitholder experiencing a loss during any such NAV Error Period of less than $25. In providing reimbursement to the applicable Fund and any Unitholder, USBFS shall, at its option, either make direct payment limited to the amount of the NAV Differences for the Fund and any Unitholder, or will reprocess the Unitholder transactions affected by the NAV Differences. NAV Differences and any liability of USBFS therefrom are to be calculated each time the net asset value per Unit is calculated. For purposes of calculating USBFS’ liability hereunder, gains shall offset losses within each NAV Error Period and future losses; however, net gains shall not be carried back to offset losses in a prior NAV Error Period. For purposes of this paragraph:

(i)	“NAV Error Period” means any month during which any NAV Difference exists.

(ii)
“NAV Difference” means the difference between the Recalculated NAV and the net asset value per Unit at which a given purchase or redemption is effected, divided by the Recalculated NAV with respect to such purchase or redemption.

(iii)	“Recalculated NAV” means the net asset value per Unit at which a Unitholder purchase or redemption should have been affected.

4.	Changes in Accounting Procedures

Any changes to the Governing Documents that affect accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

5.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Fund shall pay all such fees and reimbursable expenses within 30 calendar days following the receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

7.	Representations and Warranties

A.	The Fund hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Fund and the Manager, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

8.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund and the Manager shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund or such other person, the names of whom to be included in a list of authorized persons approved by the Fund and set forth on Exhibit C hereto (as amended from time to time), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Fund, and the Manager harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Fund, or the Manager may sustain or incur or that may be asserted against the Fund, or the Manager by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the terms “Fund,” and “Manager” shall include their respective directors, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Fund, at such times as the Fund may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification; provided that the indemnitee’s failure to so notify the indemnitor shall not relieve the indemnitor of its responsibility to indemnify the indemnitee. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 8 shall indefinitely survive the termination and/or assignment of this Agreement.

9.	Notification of Error

The Fund will notify USBFS of any balancing or control errors caused by USBFS upon the later to occur of: (i) three business days after receipt of any reports rendered by USBFS to the Fund; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any Unitholder regarding any such balancing or control error.

10.	Data Necessary to Perform Services

The Fund or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

11.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential Unitholders of the Fund (and clients of said Unitholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Fund. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to the receipt thereof from the Fund or its agent, shall not be subject to this paragraph. Further, USBFS will adhere to any privacy policies adopted by the Fund.

12.	Records

USBFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period, as it may deem advisable, as is consistent with industry practice and as is agreeable to the Fund. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and will be promptly surrendered to the Fund or its designee on and in accordance with its request.

13.	Compliance with Laws

In the performance of its duties hereunder, USBFS undertakes to comply with the laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by USBFS hereunder. Except as specifically set forth herein, USBFS assumes no responsibility for such compliance by the Fund.

14.	Term of Agreement; Amendment

A.
This Agreement shall commence on the date hereof, and shall continue for an initial term of three (3) years (the “Initial Term”) unless otherwise terminated as provided below. Thereafter, unless otherwise terminated earlier as provided below, this Agreement automatically renews for additional one year terms (each a “Renewal Term”) unless either party notifies the other, in writing, of its intention to terminate at least sixty (60) days prior to the end of the Initial Term or the then current Renewal Term.

B.	The Fund, the Manager or USBFS may terminate this Agreement at any time by giving the other party a written notice not less than ninety (90) days prior to the date the termination is to be effective.

C.
In the event the Fund or the Manager gives notice of termination pursuant to either Section 14(A) or (B), such notice it shall be accompanied by a copy of a resolution of the Board of Directors (or equivalent) of the Fund certified by the Secretary of the Fund, electing to terminate this Agreement and designating the successor service provider or service providers. In the absence of such designation by the Fund, the Fund shall be deemed to be its own service provider as of the termination date and USBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by USBFS, but unpaid by the Fund upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

D.
Notwithstanding the foregoing, this Agreement may be terminated by USBFS upon the breach of the Fund or the Manager, and by the Fund or the Manager upon the breach of USBFS, of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS, the Fund and the Manager.

15.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Fund by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which USBFS has maintained the same, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Fund.

16.	Assignment

This Agreement shall extend to and are binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party hereto without the written consent of the other party.

17.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.

18.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

21.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
Attention: Vice President, Alternative Investment Products
615 East Michigan Street, 2nd Floor
Milwaukee, WI 53202
Fax No.: (414) 212-7119

and

Notice to the Fund and the Manager shall be sent to:

Rochdale Investment Management LLC
Attention: RSCIF Fund
570 Lexington Avenue, 9th Floor
New York, New York 10022
Fax No.:     (212) 702-3535

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joseph Neuberger
Name: Joseph Neuberger
Title: EVP

ROCHDALE STRUCTURED CLAIMS INCOME FUND, LLC

By: /s/ Garrett D’Alessandro
Name: Garrett D’Alessandro
Title: President

ROCHDALE INVESTMENT MANAGEMENT, LLC

By: /s/ Kurt Hawkesworth
Name: Kurt Hawkesworth
Title: COO

Exhibit A
Administration Servicing Agreement

Fee Schedule

Annual fee based on aggregate assets of the Tax Exempt Fund and the Taxable Fund:

8 basis points on the first $150 million
6 basis points on the next $150 million
4 basis points on the balance above $300 million

Annual minimum fee:

●     Year 1 -- $95,000
●     Year 2 -- $90,000
●     Year 3 -- $82,500
●     Year 4 -- $75,000
●     Year 5 -- $75,000
●     Year 6 -- $72,500
●     Year 7 -- $60,000
●     Year 8 -- $50,000
●     Year 9 and thereafter -- $75,000

Acceptance fee – $5,000

Extraordinary Services – additional as necessary:

●     Conversion of records – if required, $5,000, includes initial statement customization and related programming and interface with prime broker(s)
●     Investor web access to capital account information
●     Custody services, if required
●     Offshore registrar, if required

Plus out-of-pocket expenses, if required, including but not limited to:

Postage, Stationery
Programming /customization
Retention of records
Special reports
Federal and state regulatory filing fees
Expenses from U.S. Bancorp participation in client meetings
Auditing and legal expenses
All other out-of-pocket expenses

All fees are billed monthly.

Exhibit C

Administration Servicing Agreement

List of Authorized Officers

Name	Title

C-1